Exhibit 99.1
T. ROWE PRICE GROUP ADDS CANADIAN INVESTMENT EXECUTIVE
ROBERT MACLELLAN AS NEW INDEPENDENT DIRECTOR
Board Also Approves Increase in Stock Repurchase Authorization
BALTIMORE (September 8, 2010) — T. Rowe Price Group, Inc. (NASDAQ-GS: TROW) announced today that its board of directors elected Robert F. MacLellan an independent director of the company. Mr. MacLellan is non-executive chairman of Northleaf Capital Partners, Canada’s largest independent global private equity fund manager and advisor. Previously, Mr. MacLellan served as chief investment officer of TD Bank Financial Group where he was responsible for overseeing the management of investments for The Toronto-Dominion Bank, its Employee Pension Fund, TD Mutual Funds, and TD Capital Group.
Mr. MacLellan serves on the board of directors of Ace Aviation Holdings Inc., an investment company which holds an interest in Air Canada; and Maple Leaf Sports and Entertainment Ltd., owners of sports teams and arenas in Toronto. He also serves on the advisory committee of Toronto-based Birch Hill Equity Partners and on the board of the United Way of Greater Toronto.
“Rob has extensive financial sector experience and he knows both the investment management industry and our company very well,” said Brian C. Rogers, chairman of T. Rowe Price Group. “We welcome his perspective, judgment, and counsel.”
Mr. MacLellan holds an M.B.A. from Harvard University, a B.Comm. from Carleton University, and is a Chartered Accountant.
Also today, the Board approved a 15 million share increase in the company’s authorization to repurchase its common stock. This brings the total repurchase authorization remaining to approximately 22.4 million shares.
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (www.troweprice.com) is a global investment management organization with $391.1 billion in assets under management as of June 30, 2010. The organization provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.
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